Exhibit 99.1

Royal Gold Announces Election of Kevin McArthur to Board of Directors

DENVER--(BUSINESS WIRE) -- Royal Gold, Inc. (NASDAQ:RGLD; TSX:RGL) has elected Kevin McArthur to the Company’s Board of Directors. Mr. McArthur succeeds S. Oden Howell Jr., who recently retired from Royal Gold’s Board after 21 years of service.

Mr. McArthur has more than 30 years of operational and senior management experience in the mining industry. Currently, he is the founder, Vice Chair and CEO of Tahoe Resources, which owns 100% of the Escobal silver mine in Guatemala. Prior to forming Tahoe, Mr. McArthur was President and CEO of Goldcorp Inc., which followed his 18-year tenure with Glamis Gold Ltd., where he served as President and CEO from 1998 until its acquisition by Goldcorp in November, 2006. Prior to joining Glamis, Mr. McArthur held various operating and engineering positions with BP Minerals and Homestake Mining Company. He holds a B.S. in Mining Engineering from the University of Nevada.

Stan Dempsey, Chairman of the Board, commented, “Kevin brings a unique combination of operational and executive-level expertise, cultivated during his involvement in some of the most exciting growth developments in the mining industry over the last three decades. We welcome him to our Board and look forward to his perspective and thoughtful leadership.”

CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests. The Company owns interests on 204 properties on six continents, including interests on 38 producing mines and 20 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517